UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Earliest Event Reported: December 7, 2011

Empire Energy Corporation International

(Exact name of registrant as specified in its charter)

Nevada	1-10077	87-0401761
(State or other jurisdiction of Incorporation)	(Commission file number)	(IRS employer identification no.)

4500 College Blvd, Suite 240

Leawood, Kansas 66211

(Address of principal executive offices, including zip code)

(913) 663-2310

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

      . Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      . Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

      . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On December 7, 2011, TXO Plc issued a press release regarding investment in Empire Energy Corporation International , as follows:

TXO PLC

(“TXO” or the “Company”)

TXO COMMENTS ON ANNOUNCEMENT FROM EMPIRE ENERGY CORPORATION ANNOUNCEMENT

The Board of TXO Plc ("TXO" or "the Company") Plc notes the 8k filing by US-based Empire Energy Corporation International ("Empire") (Pink Sheets: EEGC.pk) yesterday, giving a trading update on its activities in relation to Tasmanian Oil and Gas drilling plans, Gas to liquids / FASER Technology and medical waste recycling plans.  Empire also gave an update on Board changes.

Tasmanian Oil and Gas drilling plans

Further to the TXO announcement made on 2 December 2011, Empire has rights to drill for oil in two sites in Tasmania's central and north basins where its initial geological research has discovered previously unknown, significant petroleum structures.  Yesterday, Empire announced new plans to extend the drilling to a third site, Mt Lloyd dome, within the existing lease 14/2009.

Below are relevant extracts from the Empire 8k filing yesterday:

“Empire has forwarded draft agreements and obtained a commitment from the principals to proceed, with negotiations, to finance the Tasmanian oil project through a joint venture with an Asian financier, NBD partners. Through the proposal, NBD partners intend to earn a 49% interest in the Tasmanian Basin tenement, held by Great South Land Minerals Ltd, EL14/2009, in exchange for an investment of USD $50 million. Directors of Empire intend to be holding meetings next week in Asia with a view to effect the completion of this deal.”

“The parties plan to drill both of Great South Land Minerals prospects Bellevue #1 and Thunderbolt #1 this Australian Summer, provided that all necessary permits can be obtained from local authorities. On Friday 25th November, Great South Land Minerals Ltd submitted an Exploration Licence Work Program to undertake care and maintenance of the Bellevue #1 well in advance of mobilization of a certified petroleum rig at the site early 2012. The company is presently in discussions with Mineral Resources Tasmania personnel in relation to the Program and Permits to resume operations. It was anticipated that the aforementioned submission lodged during November to re-commence drilling would have been approved in order that the company would be able to resume operations before Christmas. The parties are presently working through the Program and Permitting requirements to resolve issues so that permissions may be granted without further delay. Further to the rigs already identified for drilling in November, we are accelerating our target number of wells this summer to 14. We are now actively trying to source four further rigs locally and internationally for expanded exploration and development of Great South Land Minerals Limited prospects and leads associated with the forthcoming drill programs. This may include confirmation of the purchase of a GEFCO Model SS_1100 Rig or other Australian alternatives, which will be subject to contract and are presently being reviewed by drilling engineers on behalf of the company.”

Gas to liquids / FASER Technology

By way of background to this aspect of the Empire trading update, below is a relevant extract from the 3 June 2011 announcement by Empire:

“Empire has executed a MOU in respect to funding for early stage development and market implementation of a gas to liquids (GTL) process technology for which Empire holds exclusive marketing and development rights in North, South and Central America. The transaction to finance and develop the gas to liquids technology allows Empire to retain a 51% interest in the project, while facilitating ready to market commercial application of the technology. Empire has previously validated the business case and has obtained an independent opinion providing forecast revenues based on an estimated regional market of approximately USD $2.7 billion per year. The joint venture will enable Empire to implement the business plan within 3 years. Empire considers the business case for the patented process technology to reside within its ability to convert gas to liquids at substantially lower capital and operating costs than are currently being experienced using the standard Fischer Tropsch process, including a smaller plant footprint and the inherent mobility of a 40 foot container.

Empire is also intending to develop its FASER (Force Amplification by Stimulated Electron Resonance) technology that has many applications, including as a possible application supporting the enhancement of the power supply and the productivity of the gas to liquids technology. Another exciting application for this revolutionary power supply under development is that it can be used in a method as a treatment system for chronic disease conditions. The invention has been designed using theoretical concepts of quantum biology. The principles of operation are based on the device's ability to stimulate a Bose-Einstein condensate and excitation of the Frolich resonance in living tissue. The wave numbers necessary for this excitation are derived from the solution to the equations for optical photon scattering in living tissue generated by optical photon excitation. The establishment of this superconducting state facilitates DNA replication, transcription, and translation, thereby allowing the proper formation or regeneration of healthy tissue. This superconducting state provides the conditions necessary for establishing the violation of time reversal invariance in living tissue. Arrangements are currently underway to do supervised medical trials of the technology both within the USA and Europe as a precursor for the global commercialization of the unit.”

Below are relevant extracts from the Empire 8k filing yesterday:

“Empire intends to secure a corporate shell vehicle, listed publicly on the AIM market, to support development of the FASER technology which was described in a June 2, 2011 announcement.  Exceptional progress has been made toward the resolution of infrastructure and proprietary technical issues in the development of the FASER technology over the past six months and the primary FASER power supply is now ready for mass production. The company has accepted initial orders for 1st generation research units and are moving aggressively toward delivery. As part of this expansion and acquisition period, Empire is continuing to develop strategic ties to principal owners of FASER, and will continue capitalization steps for acquisition of licenses for specific applications pertinent to long range plans.

Similar progress has been made on the Gas to Liquids technology which is intended to be manufactured and developed in the same facility identified in Missouri, USA, as is the FASER technology. It is further contemplated that the construction of mobile medical waste and recycling modules could also be done within this facility.

In anticipation of successful fund raising efforts, the company has sought and is intending to engage two key persons to spearhead the manufacturing campaign. Mr Rob Osborn, will be a key liaison with the Missouri Economic Development Organizations to maximize the benefits of bringing in manufacturing business to the state. He will also bring to the project many years of marketing experience. Mr. Randen, is a longtime resident of Missouri, and has extensive award-winning experience as a plant manager for a FORTURE 150 manufacturer. His years of experience combined with his knowledge of the area will allow the company to rapidly implement the plans for expansion into planned areas.”

Medical waste recycling

Below are relevant extracts from the Empire 8k filing yesterday:

“Empire Energy in its continued outlook for diversification in multiple growing global industries has identified continued growth in the medical waste and recycling industries. With said expansion potential Empire Energy has identified numerous medical waste candidates interested in joint venturing and securing public company status for capitalization, development and growth financing. A current American enterprise, with which a confidentiality agreement exists with Empire Energy, anticipates the continued data exchange to reach a proposed acquisition agreement in 1st quarter 2012.”

Commenting on the announcement from Empire, Tim Baldwin, Chairman of TXO, said:

“We are pleased with the progress Empire has made with negotiations to finance and expand the drilling programme of Great South Land Minerals prospects in the Australian summer 2012 (December 2011 to April 2012) . We are encouraged by the announcement yesterday of the diversification plans of Empire and expect further announcements.  The strengthening of the Board of Empire is another positive, with appointments of David Villarreal and Nicole Chesterman announced yesterday.”

For further information, please contact:

TXO PLC

Tim Baldwin, Chairman +44 (0) 771 287 2820

Beaumont Cornish Limited

Roland Cornish and James Biddle +44 (0) 20 7628 3396

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMPIRE ENERGY CORPORATION INTERNATIONAL

Dated: December 7, 2011

By:   /s/ Malcolm Bendall

Mr. Malcolm Bendall

Chief Executive Officer

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